NATIONWIDE VARIABLE INSURANCE TRUST 1200 River Road, Suite 1000 Conshohocken, Pennsylvania 19428 (800) 848-6331

November 12, 2008 Dear Shareholders:

     The enclosed Information Statement details a recent subadviser change relating to the NVIT Multi-Manager Small Cap Growth Fund (the “Fund”), a series of Nationwide Variable Insurance Trust (the “Trust”).

     Specifically, the Board of Trustees (the “Board”) of the Trust has approved, with respect to the Fund, the selection of OppenheimerFunds, Inc. (“Oppenheimer”) to serve as subadviser to the Fund to manage a portion of the Fund’s assets. The addition of Oppenheimer as subadviser to the Fund was effective on October 1, 2008. The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the “Manager of Managers Order”). The Manager of Managers Order instead requires that this Information Statement be sent to you.

     The Board selected Oppenheimer to serve as subadviser to the Fund upon the recommendation of Nationwide Fund Advisors (“NFA”), the investment adviser to the Fund. This recommendation was based on several factors, including:

  more investment strategy diversification in the management of the Fund;
  the potential to reduce the Fund’s tracking error to the Fund’s comparative index, the Russell 2000 Growth Index;
  the benefits of having an additional subadviser to support any increased capacity requirements in the capacity constrained small cap asset class;
  Oppenheimer’s investment process, experience, and performance with small cap growth portfolios; and
  Oppenheimer’s investment personnel who would be managing a portion of the Fund.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

        /s/ Eric E. Miller

   Eric E. Miller
                                                       Secretary, Nationwide Variable Insurance Trust

NATIONWIDE VARIABLE INSURANCE TRUST
1200 River Road, Suite 1000
Conshohocken, Pennsylvania 19428
(800) 848-6331

INFORMATION STATEMENT

     The Board of Trustees (the “Board”) of Nationwide Variable Insurance Trust (the “Trust”) is furnishing this Information Statement with respect to the NVIT Multi-Manager Small Cap Growth Fund (the “Fund”). All owners (“Contract Owners”) of variable annuity contracts or variable life insurance policies (“variable contracts”) who, as of October 1, 2008, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement. This Information Statement will be sent to Contract Owners on or about November 24, 2008. The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers which are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Board, but without obtaining shareholder approval; provided, among other things, that the Fund sends to its shareholders (or, in this case, the Contract Owners who have selected the Fund as an investment option) an information statement describing any new subadviser within 90 days of hiring such subadviser.

     WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

     The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA. Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the supervision and direction of the Board. NFA selects subadviser(s) it believes will provide the Fund with high quality investment management services consistent with the Fund’s investment objective. NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

     Effective October 1, 2008, OppenheimerFunds, Inc. (“Oppenheimer”) is a subadviser to a portion of the Fund’s assets. Oppenheimer is independent of NFA, and discharges its responsibilities subject to the oversight and supervision of NFA. Oppenheimer is paid by NFA from the fees NFA receives from the Fund. In accordance with procedures adopted by the Board, the subadvisers may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

     The purpose of this Information Statement is to report the selection of Oppenheimer, located at Two World Financial Center, 225 Liberty Street, New York, New York 10281, as a subadviser to the Fund. Oppenheimer began serving as a Fund subadviser on October 1, 2008, following action taken by the Board on September 18, 2008 to approve Oppenheimer as a subadviser to the Fund. The decision by the Board to approve Oppenheimer as a subadviser, as well as other important information, is described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

     As part of NFA’s duties to select and supervise the Fund’s subadviser(s), NFA is responsible for communicating performance expectations to, and evaluating the performance of a subadviser and recommending to the Board whether new subadvisers should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated. NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

     As part of its ongoing monitoring duties, NFA reviewed the recent performance of the Fund and the allocation of the Fund’s assets among its subadvisers. NFA determined that adding another subadviser to the Fund’s management could reduce the Fund’s tracking error to its benchmark index, the Russell 2000 Growth Index, while maintaining the Fund’s ability to participate in varying market conditions. NFA also anticipates higher asset levels in the capacity constrained small cap asset class and believes it will be beneficial to have an additional subadviser to support the increased capacity requirement. In addition, NFA believes that there should be more investment strategy diversification in the management of the Fund with the goal to reduce volatility and increase Fund performance.

     NFA conducted a broad search and review of potential subadvisers. NFA extensively researched and analyzed many factors before choosing to recommend Oppenheimer as a subadviser, including the performance record, investment strategies, and strength and depth of management of potential subadvisers. All potential subadvisers with at least a five-year track record in small cap growth portfolios were identified. The universe of potential subadvisers was then reviewed on relative performance. For those potential subadvisers that met the performance requirements, a number of qualitative and quantitative factors were applied, including whether the potential subadviser is recognized within the mutual fund industry for its small cap growth capabilities and performance, whether the potential subadviser is a competitor with NFA or any of its affiliates, and whether the potential subadviser is able to manage a significant amount of additional assets before reaching its maximum capacity in the applicable small cap growth strategy. Discussions and on-site due diligence visits were then conducted with a number of the potential subadvisers that met the above qualitative and quantitative measures.

Oppenheimer

     Of the list of proposed subadvisers, NFA believed Oppenheimer to be the best overall selection as an additional subadviser to the Fund. Oppenheimer was selected for a number of reasons, including its: (1) investment strategy; (2) screening process; (3) portfolio construction methodology; (4) buy/sell discipline; and (5) performance and investment management team. Oppenheimer’s investment strategy is to buy stocks in well-managed businesses with leading market positions generating sustainable above-average growth rates. Oppenheimer follows an in-depth, fundamental, bottom-up investment process to assess the quality of companies characterized by industry leadership, market share growth, high caliber management teams, sustainable competitive advantages and strong growth themes or new product cycles. To identify the best opportunities, Oppenheimer uses both qualitative and quantitative analyses in assessing companies by meeting with company management, identifying company-specific risk and analyzing a company’s addressable market and market share.

     The management of and investment decisions for the portion of the Fund allocated to Oppenheimer is made by Ronald Zibelli, Jr., CFA.

     Ronald J. Zibelli, Jr., CFA, is a Vice President of Oppenheimer, and has been with Oppenheimer since May 2006. From February 2000 to May 2006, Mr. Zibelli was Managing Director and Small Cap Growth Team Leader at Merrill Lynch Investment Managers, where he was responsible for managing eleven portfolios. Mr. Zibelli received a B.A. in Finance from Lehigh University and he is a Chartered Financial Analyst with more than 26 years of investment industry experience.

     Based on the foregoing factors, NFA decided to recommend that Oppenheimer serve as a subadviser to the Fund.

BOARD CONSIDERATIONS

     At an in-person Board meeting held on September 18, 2008, the Board, including the Trustees who are not considered “interested persons” under the Investment Company Act of 1940, (the “1940 Act”) (“Independent Trustees”), discussed and unanimously approved the subadvisory agreement among the Trust, NFA, and Oppenheimer, on behalf of the Fund. The Trustees had been provided with detailed materials relating to Oppenheimer in advance of the meeting. The Independent Trustees met in executive session with their independent legal counsel prior to the meeting to discuss information relating to the change and the possible effect on the Fund. The material factors and conclusions that formed the basis for the approval are discussed below.

     The Nature, Extent, and Quality of the Services Provided by Oppenheimer, as Subadviser. The Board believed that increased strategy diversification in the management of the Fund could increase Fund performance. The Board noted Oppenheimer’s investment experience and positive performance with small cap growth portfolios. The Board also examined and considered the investment personnel of Oppenheimer that would be managing the portion of the Fund allocated to Oppenheimer.

     The Board then considered whether to approve the subadvisory agreement with Oppenheimer. The Board considered that the addition of Oppenheimer as a subadviser to a portion of the Fund and Oppenheimer’s investment style could reduce volatility and increase Fund performance. The Board stated their belief that any change in subadviser should not result in a change in the fees paid by the Fund. The Board noted that NFA proposed to pay Oppenheimer’s subadvisory fees out of the advisory fee that NFA receives. As a result, there would be no change in the advisory fees paid by the Fund.

     Based on this information, the Board concluded that the nature, extent, and quality of the subadvisory services to be provided by Oppenheimer were appropriate for the Fund in light of its investment objective, and thus, unanimously agreed to approve the subadvisory agreement.

     The Investment Performance of the Fund. As previously discussed above, the Board evaluated the Fund’s investment performance and considered the performance of the portfolio manager who is expected to manage the Fund on behalf of Oppenheimer. The Board also reviewed the comparative performance of the Fund based on data provided by Lipper. The Trustees concluded that the historical investment performance record of the portfolio manager who is expected to manage the Fund, in combination with various other factors, supported a decision to approve the subadvisory agreement.

     Fee Levels. The Board considered the Fund’s overall fee level and noted that the overall expenses of the Fund would remain the same under the subadvisory agreement, as Oppenheimer’s fees are paid out of the advisory fee that NFA receives from the Fund. The Board concluded that the subadvisory fees to be paid to Oppenheimer were fair and reasonable.

     Economies of Scale. The Board noted that the Fund’s current advisory and subadvisory fee schedules do not include breakpoints. The Board considered whether economies of scale would likely be realized as the Fund grows and whether a reduction in the advisory fees paid by the Fund by means of breakpoints would be appropriate. The Board concluded that the asset levels of the Fund were currently not so large as to warrant formal contractual breakpoints at this time.

     Profitability; Fall-Out Benefits. The Board considered the factor of profitability to Oppenheimer as a result of the subadvisory relationship with the Fund. In addition, the Board considered the factor of whether or not any “fall-out” or ancillary benefits would accrue to Oppenheimer as a result of its relationship with the Fund. However, since the subadvisory relationship with Oppenheimer is new, the Board determined that it was not possible to accurately assess either factor at this time.

     Terms of the Subadvisory Agreement. The Board reviewed the terms of the subadvisory agreement and noted that the terms are identical in all material respects as the terms of the subadvisory agreements that the Trust currently has in place with its other unaffiliated subadvisers. The Board concluded that the terms were fair and reasonable.

     Conclusion. The Board, including all of the Independent Trustees, having considered each of the foregoing factors, concluded that each factor supported a determination to approve the subadvisory agreement. No single factor alone was determinative in the decision of the Board, rather the totality of the factors taken together informed the Board’s decisions. The Board of Trustees concluded that the approval of the subadvisory agreement was in the best interests of the Fund and its respective shareholders and unanimously approved the subadvisory agreement.

THE SUBADVISORY AGREEMENT

     The subadvisory agreement with Oppenheimer, dated October 1, 2008 (the “Agreement”), was approved by the Board on September 18, 2008. In accordance with the

Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

     Term. The Agreement has an initial term that expires on May 1, 2010 and continues for successive one-year terms thereafter as long as its continuance is approved by the Board. The Agreement can be terminated on not more than 60 days written notice by NFA, the Trust on behalf of the Fund, a majority of the outstanding voting securities of the Fund, or Oppenheimer. The Agreement terminates automatically if assigned by any party.

     Fees. Under the Agreement, the annual fee payable by NFA to Oppenheimer (as a percentage of the Fund’s average daily net assets) is set forth in the table attached as Exhibit A.

     Duties. Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to Oppenheimer and for overseeing and reviewing the performance of Oppenheimer. Under the current arrangement, Oppenheimer will manage approximately 33% of the assets of the Fund. Oppenheimer is required to manage the Fund in accordance with the Fund’s investment objective and policies, subject to the supervision of NFA and the Board.

     Brokerage. Under the Agreement, Oppenheimer is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers Oppenheimer selects and to negotiate commissions to be paid on such transactions. In doing so, Oppenheimer is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

     Indemnification. Under the Agreement, Oppenheimer and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Agreement. The Agreement provides that nothing in the Agreement, however, relieves Oppenheimer from any of its obligations under federal and state securities laws and other applicable law.

     Oppenheimer is required, under the Agreement, to indemnify NFA, the Trust, the Fund and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Oppenheimer’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law. The Agreement contains provisions pursuant to which NFA is required to indemnify Oppenheimer for any liability and expenses which may be sustained as a result of NFA’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law. The Trust is required, under the Agreement, to indemnify Oppenheimer, its affiliates and its controlling persons, for any liability and expenses sustained by them as a result of the Trust’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

     Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory changes. These provisions include a requirement that Oppenheimer establish and maintain written proxy voting procedures in compliance with current, applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits Oppenheimer to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between Oppenheimer and other subadvisers to funds affiliated with the Fund.

     Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); (ii) by mail at the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC’s website - http://www.sec.gov - through the EDGAR system.

OTHER INFORMATION ABOUT OPPENHEIMER

     Oppenheimer is a wholly-owned subsidiary of Oppenheimer Acquisition Corp. (“OAC”). MassMutual Holding LLC is the controlling shareholder of OAC. Each of Oppenheimer and OAC is located at Two World Financial Center, 225 Liberty Street, New York, New York 10281. MassMutual Holding LLC is located at 1295 State Street, Springfield, MA 01111. The following table sets forth the name and principal occupation of each principal executive officer and each director of Oppenheimer. The address of each person listed below is Two World Financial Center, 225 Liberty Street, New York, New York 10281.

Name	Title
John V. Murphy	CEO, Chairman and Director
Craig P. Dinsall	Executive Vice President
Robert G. Zack	General Counsel
Brian W. Wixted	Senior Vice President, Treasurer
Kurt J. Wolfgruber	President and Chief Investment Officer
David M. Pfeffer	Senior Vice President and Chief Financial Officer
Mark S. Vandehey	Senior Vice President and Chief Compliance Officer
Richard W. Knott	Executive Vice President

     Oppenheimer does not act as an investment adviser or investment subadviser for any other series of the Trust having a similar investment objective as the Fund.

MORE ABOUT FEES AND EXPENSES

     The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended December 31, 2007, the Fund paid the amounts to NFA as set forth in the table attached as Exhibit C. ADDITIONAL INFORMATION

     As of October 1, 2008, the Fund had issued and outstanding the shares in the amounts as set forth in the table attached as Exhibit D.

     As of October 1, 2008, to the Trust’s knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

     As of October 1, 2008, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

     Although Contract Owners are not being asked to vote on the approval of Oppenheimer as subadviser to the Fund, the Trust is required by the rules of the SEC to summarize the voting rights of Contract Owners. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option. Contract Owners do not vote on such matters directly because they are not shareholders of the Fund. These separate accounts will then vote the shares of the Fund attributable to the Contract Owners. If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against, or abstain) to those for which timely voting instructions have been received. As a result, those Contract Owners that choose to vote, as compared with their actual percentage of ownership of the Fund, may control the outcome of the vote. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Contract Owners will also be permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders and to Contract Owners.

     The foregoing description of Contract Owner voting rights with respect to the Fund is only a brief summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

     Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter. Under the terms of a Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly-owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees. NFM also serves as transfer agent and dividend disbursing agent for the Fund. The address for NFA, NFD, and NFM is 1200 River Road, Suite 1000, Conshohocken, Pennsylvania 19428.

     NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct majority-owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policy holders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

     No Officer or Trustee of the Trust is an officer, employee, or director of Oppenheimer, nor do any such Officers or Trustees own securities issued by, or have any other material direct or indirect interest in, Oppenheimer, or any other person controlling, controlled by or under common control with Oppenheimer.

     The Trust will furnish without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free (800) 848-6331. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of Nationwide Variable Insurance Trust, /s/ Eric E. Miller Eric E. Miller, Secretary

November 12, 2008

EXHIBIT A SUBADVISORY FEES

     The annual fee payable by NFA to Oppenheimer (as a percentage of the Fund’s average daily net assets under Oppenheimer’s management) is set forth in the following table.

Fund Name	Subadvisory Fees
NVIT Multi-Manager Small Cap Growth Fund	0.60% on Subadviser Assets

EXHIBIT B

INVESTMENT ADVISORY FEES

     The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table.

Fund Name	Advisory Fees
NVIT Multi-Manager Small Cap Growth Fund	0.95% on all assets

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

     The chart below sets forth the investment advisory fees paid by the Fund to NFA for the year ended December 31, 2007. The amount indicated is net of waivers.

Fund	Advisory Fees ($)
NVIT Multi-Manager Small Cap Growth Fund	$1,317,570

EXHIBIT D

     As of October 1, 2008, the Fund had issued and outstanding the shares in the amount set forth in the table attached below.

Fund	Number of Shares Outstanding
NVIT Multi-Manager Small Cap Growth Fund
Class I	5,492,613.933
Class II	1,430,348.799
Class III	27,901.245
Class Y	478,103.354

EXHIBIT E

     As of October 1, 2008, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund:

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the class Held by the Shareholder
NVIT Multi-Manager Small Cap Growth Fund Class I
NATIONWIDE INVESTMENT SERVICES CORP. C/O IPO PORTFOLIO ACCOUNTING ONE NATIONWIDE PLAZA COLUMBUS OH 43215	5,318,765.963	96.83%
NVIT Multi-Manager Small Cap Growth Fund Class II
NATIONWIDE INVESTMENT SERVICES CORP. C/O IPO PORTFOLIO ACCOUNTING ONE NATIONWIDE PLAZA COLUMBUS OH 43215	1,430,348.799	100.00%
NVIT Multi-Manager Small Cap Growth Fund Class III
NATIONWIDE INVESTMENT SERVICES CORP. C/O IPO PORTFOLIO ACCOUNTING ONE NATIONWIDE PLAZA COLUMBUS OH 43215	27,144.887	97.29%
NVIT Multi-Manager Small Cap Growth Fund Class Y
NVIT CARDINAL CAPITAL APPRECIATION C/O CITI FUND SERVICES 3435 STELZER RD COLUMBUS OH 43219	142,298.540	29.76%
NVIT CARDINAL MODERATE C/O CITI FUND SERVICES 3435 STELZER RD COLUMBUS OH 43219	122,854.736	25.70%
NVIT CARDINAL MODERATE AGGRESSIVE C/O CITI FUND SERVICES 3435 STELZER RD COLUMBUS OH 43219	122,080.810	25.53%
NVIT CARDINAL BALANCED C/O CITI FUND SERVICES 3435 STELZER RD COLUMBUS OH 43219	70,495.146	14.74%